Exhibit 99.1

J.B. Hunt Transport Services, Inc.	Contact:	Kirk Thompson
615 J.B. Hunt Corporate Drive		President and
Lowell, Arkansas 72745		Chief Executive Officer
(NASDAQ: JBHT)		(479) 820-8110

FOR IMMEDIATE RELEASE

J. B. HUNT TRANSPORT SERVICES, INC. REPORTS REVENUES AND EARNINGS
FOR THE FIRST QUARTER OF 2007

•	First Quarter 2007 Revenue:	$797 million; up 2%
•	First Quarter 2007 Operating Income:	$80 million; down 1%
•	First Quarter 2007 EPS:	30 cents vs. 31 cents

LOWELL, ARKANSAS, April 16, 2007 - J. B. Hunt Transport Services, Inc., (NASDAQ:JBHT) announced first quarter 2007 net earnings of $44.2 million, or diluted earnings per share of 30 cents vs. 2006 first quarter earnings of $49.0 million, or 31 cents per diluted share.

Total operating revenue for the current quarter was $797 million, a 2% increase from the $780 million for the first quarter of 2006.  The increase in operating revenue was primarily attributable to growth in our Intermodal, Dedicated Contract Services (DCS) and Integrated Capacity Solutions (ICS) segments.  The combined tractor fleet grew from 11,925 in the first quarter of 2006 to 11,971 in the first quarter of 2007.  Containers and trailers grew from 50,215 to 54,814 over the same period.  The growth in the fleet was to support additional intermodal and dedicated business.

Operating income for the current quarter declined slightly to $80.4 million vs. $81.4 million for the first quarter of 2006.  Net interest expense increased significantly from $0.5 million in the first quarter of 2006 to $7.4 million in the first quarter of this year, primarily due to higher levels of debt.  These increased borrowings were related to our purchases of revenue equipment and treasury stock.  Our effective income tax rate increased to 39.1% in 2007, from 37.9% for the calendar year 2006, partially attributed to the adoption of a new accounting principle, FIN 48.

“During the first quarter of 2007, we experienced softer freight volumes in our Truck and Integrated Capacity Solutions segments, harsh winter weather that negatively impacted all our segments in February, the adoption of FIN 48 that resulted in a higher effective income tax rate and additional interest expense, and the write-off of unamortized fees from re-negotiation of previous credit facilities.  Despite those significant obstacles, we still produced an operating ratio under 90% and diluted EPS of 30 cents, which represents the second best EPS performance for a first quarter in our history,” said Kirk Thompson, JBHT President and CEO.

Segment Information:

Intermodal (JBI)

•	First Quarter 2007 Segment Revenue:	$354 million; up 9%
•	First Quarter 2007 Operating Income:	$46.6 million; up 30%

Intermodal segment revenue continued its steady expansion with load volume up more than 8% over the same period of 2006.  Freight mix changes continue to reduce overall length of haul; a trend which is expected to continue as customers partially redirect imports to eastern ports and we expand our focus on the shorter haul domestic market.  Fuel surcharge impact on revenue was marginally lower than the same quarter a year ago and price per loaded mile was 3.5% higher.

Operating expenses were in line with expectations as productivity improvements and cost reductions offset planned increases in driver wages and adverse winter weather. Rail service was consistent throughout the period with the exception of the impact of severe weather in the Midwest and Northeast for part of the quarter.

Dedicated Contract Services (DCS)

•	First Quarter 2007 Segment Revenue:	$224 million; up 6%
•	First Quarter 2007 Operating Income:	$22.0 million; down 4%

DCS revenue grew 6% primarily driven by an increase in average tractors of 256 versus the same quarter last year.  Revenue per truck per week increased less than 1%, as an increase in revenue per loaded mile of approximately 5% offset a decline in total utilization and an increase in empty miles.  The first quarter of 2007 was negatively impacted by severe winter weather resulting in higher towing and maintenance costs and increased engine idle time compared to the first quarter of 2006.  Casualty and workers compensation costs, measured as a percent of gross revenues, increased by 150 basis points, compared to the first quarter of 2006 primarily due to the severe winter weather.

During the first quarter of 2007, we initiated new business representing 214 additional trucks while closing accounts representing 327 trucks.  The closed accounts were higher than in the past due to some plant closures and reduction of certain fleets providing more generic dedicated business.  These more generic or “value” fleets are a small part of our focus and now make up less than 10% of our truck count.  We are committed to growing our valued-added, dedicated business while achieving appropriate financial returns through disciplined pricing, operational execution and Customer Value Delivery®.  Demand for customized dedicated services remains strong and our growth plan for the year remains unchanged.

Truck (JBT)

•	First Quarter 2007 Segment Revenue:	$214 million; down 11%
•	First Quarter 2007 Operating Income:	$11.4 million; down 47%

Truck revenue declined 11%, on a 7% reduction in loads hauled compared to the same quarter a year ago, as demand was much softer in the quarter vs. last year.  At the end of the first quarter, the fleet was down 258 trucks, or 5%, compared to the first quarter of 2006.  Shippers issued requests for proposals at a rate more than three times the typical amount during a first quarter bid season.  Despite softer conditions, rate per loaded mile, excluding fuel surcharge, increased by 1% compared to last year.  Rates from consistent shippers continued to increase, growing by 1.8 cents per mile, or 1.1%, while rates from unplanned activity (spot pricing, back-up pricing and paid deadhead) fell 10% vs. the same quarter in 2006.

Weather played a significant role in February and March in the upper Midwest and Northeast, shutting trucks down for as long as two complete days because of ice and snow.  The weather also had a general attenuating effect on business levels by preventing spring seasonal merchandise from flowing until mid- to-late March.  Truck segment operating income for the current quarter totaled $11.4 million, compared with $21.4 million in 2006.

Integrated Capacity Solutions (ICS)

•	First Quarter 2006 Segment Revenue:	$13 million; up 26%
•	First Quarter 2006 Operating Income:	$0.5 million; down 46%

ICS provides non-asset and asset-light transportation solutions for our customers through relationships with over 4,000 third-party carriers and integration with JBHT equipment.  ICS encompasses a variety of product lines that include not only dry van, full-truckload carriage, but also flatbed, refrigerated and less-than-truckload solutions.  The financial results for ICS have previously been reported as part of the Truck segment.  Revenue for ICS increased 26% from 2006 on volume gains from both new and existing clients.  Operating income for the first quarter was in line with management expectations and reflects higher expenses of ramping up ICS staff, bolstering technology capabilities and redirecting corporate functions to support ICS.  ICS staff increased 112% during the first quarter of 2007, primarily in sales and operations, in anticipation of more rapid growth for the balance of 2007 and beyond.

Cash Flow and Capitalization:

Just under 4 million shares of treasury stock were purchased during the first quarter of 2007 for approximately $103 million, which completed the current stock repurchase authorization.   As of March 31, 2007, approximately $448 million was owed on our various credit facilities.

This press release may contain forward-looking statements, which are based on information currently available.  Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 1A of our Annual Report filed on Form 10-K for the year ended December 31, 2006. We assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason.  This press release and related information will be available immediately to interested parties at our web site, www.jbhunt.com.

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Statements of Earnings
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31
	2007		2006
	Amount	% Of Revenue	Amount	% Of Revenue

Operating revenues, excluding fuel surcharge revenues	$706,472		$690,035
Fuel surcharge revenues	90,979		89,865
Total operating revenues	797,451	100.0%	779,900	100.0%

Operating expenses
Rents and purchased transportation	266,510	33.4%	265,587	34.1%
Salaries, wages and employee benefits	219,225	27.5%	214,528	27.5%
Fuel and fuel taxes	105,045	13.2%	104,582	13.4%
Depreciation and amortization	49,520	6.2%	43,530	5.6%
Operating supplies and expenses	36,561	4.6%	34,909	4.5%
Insurance and claims	17,303	2.2%	12,461	1.6%
Operating taxes and licenses	8,379	1.1%	8,415	1.1%
General and administrative expenses, net of gains	9,076	1.1%	8,623	1.1%
Communication and utilities	5,433	0.7%	5,877	0.8%
Total operating expenses	717,052	89.9%	698,512	89.6%
Operating income	80,399	10.1%	81,388	10.4%
Net interest expense	7,355	0.9%	506	0.1%
Equity in loss of associated companies	515	0.1%	587	0.1%
Earnings before income taxes	72,529	9.1%	80,295	10.3%
Income taxes	28,359	3.6%	31,315	4.0%
Net earnings	$44,170	5.5%	$48,980	6.3%
Average diluted shares outstanding	146,474		158,245
Diluted earnings per share	$0.30		$0.31

J.B. HUNT TRANSPORT SERVICES, INC.
Financial Information By Segment
(in thousands)
(unaudited)

	Three Months Ended March 31
	2007		2006
	Dollar Amounts	% Of Total	Dollar Amounts	% Of Total
Revenue

Intermodal	$354,320	44%	$323,924	42%
Dedicated	224,287	28%	210,877	27%
Truck	214,312	27%	240,498	31%
Integrated Capacity Solutions	12,977	2%	10,274	1%
Subtotal	805,896	101%	785,573	101%
Intersegment eliminations	(8,445)	(1%)	(5,673)	(1%)
Consolidated revenue	$797,451	100%	$779,900	100%

Operating income

Intermodal	$46,562	58%	$35,926	44%
Dedicated	21,966	27%	22,834	28%
Truck	11,425	14%	21,402	26%
Integrated Capacity Solutions	478	1%	884	1%
Other (1)	(32)	(0%)	342	1%
Operating income	$80,399	100%	$81,388	100%

(1)             Includes corporate support activity

J.B. HUNT TRANSPORT SERVICES, INC.
Operating Statistics by Segment
(unaudited)

	Three Months Ended March 31
	2007	2006
Intermodal (JBI)

Loads	160,858	148,629
Length of haul	1,954	1,997
Revenue per load	$2,203	$2,179
Average tractors during the period *	1,573	1,379
Tractors (end of period)
Company-owned	1,565	1,396
Independent contractor	16	14
Total Tractors	1,581	1,410
Containers (end of period)	28,648	24,351
Average effective trailing equipment usage	27,274	23,961

Dedicated (DCS)

Loads	337,941	320,741
Length of haul	260	270
Revenue per truck per week**	$3,318	$3,298
Average trucks during the period***	5,264	5,008
Trucks (end of period)
Company-owned	5,016	4,811
Independent contractor	120	133
Customer-owned (DCS Operated)	48	107
Total Trucks	5,184	5,051
Trailers (end of period)	7,044	6,348
Average effective trailing equipment usage	12,926	12,365

Truck (JBT)

Loads	201,738	215,999
Length of haul	526	557
Loaded miles (000)	107,652	121,413
Total miles (000)	122,471	135,540
Average non-paid empty miles per load	73.0	63.4
Revenue per tractor per week**	$3,439	$3,561
Average tractors during the period *	5,201	5,515
Tractors (end of period)
Company-owned	4,132	4,361
Independent contractor	1,074	1,103
Total Tractors	5,206	5,464
Trailers (end of period)	19,122	19,516
Average effective trailing equipment usage	13,294	13,744

*                    Includes company-owned and independent contractor tractors

**             Using weighted workdays

***      Includes company-owned, independent contractor, and customer-owned trucks

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Balance Sheets
(in thousands)

	March 31, 2007	December 31, 2006

ASSETS
Current assets:
Cash and cash equivalents	$9,484	$7,371
Accounts receivable	329,751	346,251
Income tax receivable	0	11,824
Prepaid expenses and other	89,530	105,797
Total current assets	428,765	471,243
Property and equipment	1,961,230	1,884,318
Less accumulated depreciation	632,315	600,767
Net property and equipment	1,328,915	1,283,551
Other assets	15,046	15,263
	$1,772,726	$1,770,057

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Current debt	$164,000	$214,000
Trade accounts payable	175,162	170,672
Other current payables	61,890	0
Claims accruals	18,516	20,042
Accrued Payroll	40,697	42,352
Other accrued expenses	21,304	7,961
Deferred income taxes	35,751	23,703
Total current liabilities	517,320	478,730
Long-term debt	284,340	182,400
Other long-term liabilities	28,009	54,656
Deferred income taxes	254,544	294,534
Stockholders’ equity	688,513	759,737
	$1,772,726	$1,770,057

	March 31, 2007	December 31, 2006
Actual shares outstanding at end of period (000)	$141,182	$144,555
Book value per actual share outstanding at end of period	$4.88	$5.26